Exhibit 10(d)

Revision to Compensation Program for Non-Employee Directors

Below is a summary written description of material changes to the terms of the compensation program for non-employee directors. The compensation program is not set forth in a formal document.

Annual Board Retainer. The annual cash retainer will be increased from $45,000 to $55,000.

Annual Equity Grant. Deferred restricted stock units will replace the annual grant of 3,000 stock options. Directors will receive $45,000 in fully vested RSUs, to generally be paid after three years.

Board Meeting Fee. The Board meeting fee will be increased from $1,500 to $2,000.

Annual Retainers. The Lead Director will receive an annual retainer of $7,500. The chairpersons of the Audit Committee and the Special Committee will receive increased annual retainers of $12,500 (instead of the current $10,000), and the chairpersons of the Compensation Committee and the Nominating and Governance Committee will receive increased annual retainers of $7,500 (instead of the current $5,000).

Stock Ownership. A stock ownership requirement will be implemented pursuant to which directors will be expected to achieve, within four years, stock ownership equal to at least three times the amount of their annual cash retainer.